Exhibit 99.1

LIFETIME BRANDS ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Company Reports Significant Increases in Adjusted EBITDA

Garden City, NY, August 6, 2009 -- Lifetime Brands, Inc. (NASDAQ: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today announced financial results for the second quarter ended June 30, 2009.

Net sales for the three months ended June 30, 2009, totaled $85.3 million, as compared to net sales of $92.4 million for the same period in 2008. On a comparable basis, excluding 2008 net sales of the Company’s retail stores, which were closed in December 2008, and adjusting 2009 net sales of Mikasa®, which was acquired on June 6, 2008, to reflect net sales only for the period after June 6, 2009, the same post-acquisition period as 2008, net sales for the quarter were $78.4 million in 2009, as compared to $85.2 million in 2008.

The Company reported a net loss of $1.3 million, or $0.10 per diluted share for the 2009 period, compared to a net loss of $3.6 million, or $0.30 per diluted share, for the 2008 quarter. On a pre-tax basis, the loss for the quarter was $1.0 million in 2009, as compared to a loss of $8.9 million in 2008.

Adjusted EBITDA, which the Company defines as earnings (loss) before interest, taxes, depreciation, amortization, restructuring expenses and stock option expense, as shown in the table below, was $4.6 million for the 2009 quarter, as compared to $(2.7) million in the 2008 period. For the six months ended June 30, 2009, Adjusted EBITDA was $5.6 million, as compared to $(5.2) million in the 2008 period.

Net sales for the Company’s wholesale segment in the second quarter of 2009 were $80.9 million, an increase of 1.3%, compared to net sales of $79.9 million for the 2008 quarter. On a comparable basis, adjusting 2009 net sales of Mikasa®, which was acquired on June 6, 2008, to reflect net sales only for the period after June 6, 2009, the same post-acquisition period as 2008, the wholesale segment’s net sales were $74.6 million in 2009, a decrease of $5.3 million or 6.6% compared to the 2008 period.

The decrease in comparable wholesale net sales was primarily attributable to lower volume, due, in part, to the non-recurrence of sales to Linens ‘N Things, which was liquidated in 2008, less inventory reduction plan activity, the Company’s elimination of certain low-margin business in the 2009 period and the planned effect of a change in the Company’s relationship with Accent-Fairchild Group, a Canadian company that previously had served as the Company’s distributor in Canada and now operates a portion of its business as Lifetime Brands Canada. The Company’s share of the operating profit of Lifetime Brands Canada is included in net sales.

Net sales for the direct-to-consumer segment in the second quarter of 2009 were $4.4 million compared to $12.5 million for the 2008 period. In 2009, the Company’s direct-to-consumer segment reflects the results of the Pfaltzgraff® Internet website and mail order catalog and the Mikasa® Internet website. On a comparable basis, excluding the net sales from the Mikasa® Internet website in 2009 and the net sales generated by the Company’s retail stores in 2008, net sales for the direct-to-consumer segment were $3.8 million in the second quarter of 2009 compared to $5.3 million in the 2008 period.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “The substantial year-over-year improvement in our Adjusted EBITDA is a clear indication that the steps we have taken to restructure our business have borne fruit. Our improved operating results, combined with the success of our on-going inventory reduction efforts, enabled us to reduce our bank borrowings by $38.0 million, as compared to June 30, 2008, and by $31.5 million, as compared to December 31, 2008.

“We continue to work closely with our retail partners to create customized sales programs tailored to today’s business climate. In addition, we think the current environment presents us with opportunities to expand our market share in all our product classifications. Consequently, we believe that we are well positioned to take advantage of the holiday shopping season.”

Second-Quarter 2009 Conference Call

Lifetime has scheduled a conference call for Thursday, August 6, 2009 at 11:00 a.m. ET to discuss its second-quarter 2009 results. The dial-in number for the call is 706-679-7464. A replay of the call will also be available through August 13, 2009 and can be accessed by dialing 706-645-9291, conference ID #22137796. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words "expect," "will," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Calvin Klein®, CasaModa®, Gorham®, Hoffritz®, International® Silver, Kirk Stieff®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, Vice President
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(as adjusted)		(as adjusted)

Net sales	$85,334	$92,399	$175,548	$190,593

Cost of sales	53,106	55,288	111,254	114,893
Distribution expenses	9,502	12,766	20,550	26,156
Selling, general and administrative expenses	21,955	31,183	45,522	62,286
Restructuring expenses	(663)	107	161	2,987

Income (loss) from operations	1,434	(6,945)	(1,939)	(15,729)

Interest expense	(2,894)	(2,655)	(5,767)	(5,336)

Loss before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	(1,460)	(9,600)	(7,706)	(21,065)

Income tax benefit (provision)	(281)	5,341	(416)	10,192
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	488	707	910	964

NET LOSS	$ (1,253)	$ (3,552)	$ (7,212)	$ (9,909)

BASIC AND DILUTED LOSS PER COMMON SHARE	$ (0.10)	$ (0.30)	$ (0.60)	$ (0.83)

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2009	December 31, 2008
	(unaudited)	(as adjusted)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 3,830	$ 3,478
Accounts receivable, less allowances of $13,210 at 2009 and $14,651 at 2008	49,056	67,562
Inventory	122,943	141,612
Income taxes receivable	226	11,597
Prepaid expenses and other current assets	8,878	8,429
TOTAL CURRENT ASSETS	184,933	232,678

PROPERTY AND EQUIPMENT, net	47,298	49,908
INTANGIBLES, net	38,007	38,420
INVESTMENT IN GRUPO VASCONIA, S.A.B.	18,808	17,784
OTHER ASSETS	4,061	2,991
TOTAL ASSETS	$293,107	$341,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank borrowings	$ 57,833	$ 89,300
Accounts payable	25,213	24,151
Accrued expenses	22,337	36,530
TOTAL CURRENT LIABILITIES	105,383	149,981

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	23,254	23,054
DEFERRED INCOME TAXES	3,710	3,373
CONVERTIBLE NOTES	69,166	67,864

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,023,059 in 2009 and 11,989,724 in 2008	120	120
Paid-in capital	128,437	127,497
Accumulated deficit	(28,730)	(21,515)
Accumulated other comprehensive loss	(8,233)	(8,593)
TOTAL STOCKHOLDERS’ EQUITY	91,594	97,509
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$293,107	$341,781

LIFETIME BRANDS, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net loss as reported	$(1,253)	$(3,552)	$(7,212)	$ (9,909)
Add back:
Provision for income taxes	281	(5,341)	416	(10,192)
Interest expense	2,894	2,655	5,767	5,336
Depreciation and amortization	2,485	2,756	5,087	5,331
Amortization of bank fees	325	37	401	65
Restructuring expenses	(663)	107	161	2,987
Stock option expense	483	615	942	1,228
Adjusted EBITDA	$ 4,552	$(2,723)	$ 5,562	$ (5,154)